Exhibit 10.3

(12-Option-US3 (Exec))

GREEN MOUNTAIN COFFEE ROASTERS, INC.
NONQUALIFIED STOCK OPTION AWARD AGREEMENT

This Stock Option Agreement (this “Agreement”) is made and entered into as of [•] (the “Grant Date”) by and between Green Mountain Coffee Roasters, Inc. (the “Company”) and [•] (the “Participant”), pursuant to the terms of the Green Mountain Coffee Roasters, Inc. 2006 Incentive Plan (as amended from time to time, the “Plan”).

Participant:	<<Participant Name>> (the “Participant”)

Grant Date:	<<Grant Date>> (the “Grant Date”)

Expiration Date:	<<Expiration Date>> (the “Expiration Date”)

Exercise Price per Share:	$<<[•]>> (the “Exercise Price”)

Number of Option Shares:	<<[•]>> (the “Option Shares”)

Type of Option:	Nonqualified Stock Option

Vesting Schedule:

Subject to Section 4 of this Agreement, the Option will vest according to the following schedule:

•      25% of the Option will vest on the first anniversary of the Grant Date;

•      25% of the Option will vest on the second anniversary of the Grant Date;

•      25% of the Option will vest on the third anniversary of the Grant Date; and

•      25% of the Option will vest on the fourth anniversary of the Grant Date.

1.     Grant of Option.

1.1     Grant; Type of Option.  The Company hereby grants to the Participant an award (the “Award”) consisting of an option to purchase, on the terms provided in this Agreement and in the Plan, up to the total number of shares of Stock set forth above (each, an “Option Share,” or together, the “Option Shares”), at the Exercise Price set forth above (the “Option”).  The Option is intended to be, and is hereby designated, a nonqualified Stock Option, that is, a Stock Option that does not qualify as an incentive stock option under Section 422.

1.2     Expiration.  The Option will expire on the Expiration Date set forth above, or earlier as provided in this Agreement or the Plan.

2.     Award Subject to Plan.  The Award is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference.  In the event of any conflict, the terms of the Plan will control.  Capitalized terms not explicitly defined in this Agreement but defined in the Plan will have the meanings ascribed to them in the Plan.

3.     Rights as Shareholder; Limits on Transfer, Exercise.  The Participant will not have any rights of a shareholder with respect to the Option or the Option Shares (including any voting rights or rights with respect to dividends) unless and until and only to the extent the Option is exercised and is settled by the issuance of shares of Stock.  Neither the Option nor the rights relating thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant except upon the Participant’s death to a beneficiary designated in writing by the Participant in accordance with procedures established by the Administrator, or if none, to the person to whom the Option passes by will or the laws of descent and distribution.  The Option is exercisable during the Participant’s lifetime only by him or her.  In the event that the Option is exercised by a person other than the Participant in the event of the Participant’s death or disability, the Company will be under no obligation to deliver Option Shares hereunder unless and until it is satisfied as to the authority of such person to exercise the Option.

4.     Vesting Periods; Vesting; Effect of Termination of Employment.

4.1     The Option, unless earlier terminated or forfeited as provided herein or in the Plan, will have four (4) vesting periods, each starting on the Grant Date and ending on an anniversary of the Grant Date, either the first, second, third or fourth anniversary thereafter (each, a “Vesting Period” or collectively, “Vesting Periods”).  Provided that the Participant remains in continuous Employment through the applicable vesting date, the Option will become vested and exercisable with respect to twenty-five percent (25%) of the Option Shares on each anniversary of the Grant Date described above (each, a “Vesting Date”) until the Option is one hundred percent (100%) vested and exercisable on the last Vesting Date, that is, the fourth anniversary of the Grant Date.

4.2     Notwithstanding the foregoing vesting schedule, and subject to compliance with Section 11, the following provisions will apply:

(a)    Termination upon Participant’s Death.  If the Participant’s Employment terminates as a result of the Participant’s death, any then unvested portion of the Option will immediately vest and become exercisable as of the date of the Participant’s death, and the Option will remain exercisable until the earlier of (i) the date that is one year following the date of the Participant’s death, or (ii) the Expiration Date.

(b)    Termination upon Participant’s Retirement.  If a Retirement-Eligible Participant’s Employment terminates for any reason other than death, disability (within the meaning of Section 4.2(e) of this Agreement) or a termination for Cause (“Retirement”), any then unvested portion of the Option will continue to vest and become exercisable in accordance with the vesting schedule set forth in Section 4.1 above for a period of two years from the date of Retirement, and any portion of the Option that remains unvested at the end of such two-year period will immediately vest and become exercisable at the end of such two-year period.  The vested portion of the Option will remain exercisable until the earlier of (i) the date that is four years following the date of the Participant’s Retirement or (ii) the Expiration Date.  For purposes of this Agreement, a Participant will be considered a “Retirement-Eligible Participant” from and after the earliest date, if any, on which the Participant either (i) is at least fifty-five (55) years of age and has at least fifteen (15) years of service with the Company or any subsidiary of the Company (counting service with any entity that is a subsidiary of the Company only during such periods as it is a subsidiary of the Company, except as the Administrator may otherwise determine) (“retirement-eligibility service”), or (ii) is at least sixty (60) years of age and has at least five (5) years of retirement-eligibility service.

(c)     Termination upon Participant’s Involuntary Termination Not-for-Cause.  If the Employment of a Participant who is not a Retirement-Eligible Participant terminates as a result of the Participant’s involuntary termination not-for-Cause, any portion of the Option that is vested as of the date of such termination of Employment will remain exercisable until the earlier of (i) the date that is one year following the date of such termination of the Participant’s Employment or (ii) the Expiration Date.  In the event of such a termination of Employment, the portion, if any, of the Option that is unvested as of the date of such termination will immediately vest and become exercisable in an amount equal to (A) the product obtained by multiplying (x) the total number of Option Shares granted under this Agreement by (y) a fraction, the numerator of which is the number of days in the period beginning on the Grant Date and ending on the six-month anniversary of the date of such termination of Employment, and the denominator of which is the number of days in the period beginning on the Grant Date and ending on the fourth anniversary of the Grant Date, minus (B) the number of Option Shares that have vested pursuant to the vesting schedule set forth in Section 4.1 as of the date of termination; and the portion of the Option that becomes so vested in accordance with this sentence will thereafter remain exercisable for the period of time set forth above in this Section 4.2(c).  Any portion of the Option that does not vest after application of the preceding sentence will be immediately forfeited upon the date of such termination without any payment or consideration due by the Company.  Notwithstanding the foregoing, if the Employment of a Participant who is not a Retirement-Eligible Participant terminates as the result of Participant’s involuntary termination not-for-Cause prior to December 3, 2014, any then unvested portion of the Option will continue to vest and become exercisable in accordance with the vesting schedule set forth in Section 4.1 above for a period of two years from the date of such termination; any portion of the Option that remains unvested at the end of such two-year period will immediately vest and become exercisable at the end of such two-year period; and any vested portion of the Option will remain exercisable until the earlier of (i) the date that is four years following the date of the Participant’s termination of Employment or (ii) the Expiration Date.

(d)    Termination upon Participant’s Voluntary Termination or for Cause.  If the Employment of a Participant who is not a Retirement-Eligible Participant terminates due to the Participant’s voluntary termination or if the Employment of the Participant (whether or not a Retirement-Eligible Participant) is terminated by the Company for Cause, (i) any then unvested portion of the Option will be immediately forfeited upon the date of such termination without any payment or consideration due by the Company, and (ii) the portion, if any, of the Option that is vested on the date of such termination will remain exercisable until the earlier of (A) the date that is 90 days following the date of such termination, or (B) the Expiration Date.  For purposes of this Agreement, other than Section 4.2(f) and the definition of “Qualifying Termination,” “Cause” has the meaning, if any, ascribed to it in an employment agreement between the Participant and the Company in effect on the date the Participant terminates Employment, or if no such definition exists, means any or any combination of the following: (i) commission by the Participant of a crime involving moral turpitude, or of a felony; (ii) gross neglect by the Participant of his or her duties (other than as a result of incapacity resulting from physical or mental illness or injury) that continues for thirty (30) days after the Company gives written notice to the Participant thereof; or (iii) an act of dishonesty or breach of faith in the conduct by the Participant of his or her duties for the Company that is materially injurious to the Company.

(e)     Vesting due to Disability.  If the Participant becomes disabled, any then unvested portion of the Option will immediately vest and become exercisable as of the date the Participant becomes disabled, and the Option will remain exercisable until the earlier of (i) the date that is one year following the date the Participant became disabled, or (ii) the Expiration Date.  For purposes of this Agreement, a Participant will be considered “disabled” at such time as the Administrator determines that the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (A) unable to engage in any substantial gainful activity, or (B) receiving income replacement benefits for a period of not less than three months under a Company disability plan.

(f)     Change in Control.  In the event the Participant experiences a “Qualifying Termination” as defined in the Company’s 2008 Change-in-Control Severance Benefit Plan as amended from time to time and as in effect on the date of termination (the “CIC Severance Plan”), any then unvested portion of the Option will become fully vested and exercisable in accordance with the terms of the CIC Severance Plan.

5.     Manner of Exercise.

5.1     Election to Exercise.  To exercise the Option, the Participant (or in the case of exercise after the Participant’s death or disability, the Participant’s beneficiary, administrator, heir or legatee, as the case may be) must (a) deliver to the Company a notice of intent to exercise in the manner designated by the Administrator; or (b) if the Participant is not subject to Section 16 of the Securities Exchange Act of 1934, as amended, elect to exercise the Option through use of the on-line service designated by the Company (currently Merrill Lynch).

5.2     Payment of Exercise Price.  The entire Exercise Price of the portion of the Option being exercised will be payable in full at the time of exercise in the manner or manners provided below, to the extent permitted by applicable statutes and regulations:

(a)    in cash or by certified or bank check at the time the Option is exercised;

(b)    by delivery to the Company of other shares of Stock, duly endorsed for transfer to the Company, with a fair market value on the date of delivery equal to the Exercise Price due for the number of Option Shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares that have a fair market value on the date of attestation equal to the Exercise Price due for the number of Option Shares being acquired and receives a number of Option Shares equal to the difference between the number of Option Shares thereby purchased and the number of identified attestation shares;

(c)     through a “cashless exercise program” established with a broker acceptable to the Administrator;

(d)    by any combination of the foregoing methods; or

(e)     in any other form of legal consideration that may be acceptable to the Administrator.

6.     Settlement.  Subject to Section 7 hereof, provided that the exercise notice and payment are in form and substance satisfactory to the Company, the Company will issue shares of Stock registered in the name of the Participant or the Participant’s authorized beneficiary (or estate, as applicable, in the event of the Participant’s death), and will deliver certificates representing the shares with the appropriate legends affixed thereto.

7.     Withholding; Tax Liability.

7.1     Prior to the issuance of shares upon the exercise of the Option, the Company will have the right to deduct from any compensation paid to the Participant pursuant to this Agreement or otherwise, the amount of any required withholding or other applicable taxes in respect of the Option exercise, and to take all such other action as the Administrator deems necessary to satisfy all obligations for the payment of such withholding or other applicable taxes.  The Administrator may permit the Participant to satisfy any federal, state or local tax withholding obligation by any or any combination of the following means:

(a)    tendering a cash payment;

(b)    authorizing the Company to withhold shares of Stock from the shares of Stock otherwise issuable to the Participant as a result of the exercise of the Option; provided, however, that no shares of Stock will be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or

(c)     delivering to the Company previously owned and unencumbered shares of Stock.

7.2     The Award is intended to be exempt from Section 409A, and will be construed and interpreted in a manner that is consistent with the foregoing intent.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement either are exempt from or comply with Section 409A, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A.

8.     Compliance with Law.  The exercise of the Option and the issuance and transfer of shares of Stock will be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Stock may be listed.  No shares of Stock will be issued or transferred unless and until any then applicable requirements of state and federal law and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

9.     Data Privacy.  By accepting this Award, the Participant hereby explicitly consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as may be necessary to administer or give effect to this Agreement.  The Participant understands that the Company and its Affiliates may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Stock or directorships held in the Company, details of all options or any other entitlement to Stock awarded, cancelled, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).  The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country.  The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Stock received upon vesting and exercise of the Option may be deposited.  The Participant understands that Data will be held only as long as is reasonably necessary to implement, administer and manage his or her participation in the Plan.  The Participant understands that refusal or withdrawal of consent may affect his or her ability to participate in the Plan.

10.  Electronic Delivery.  The Company may, in its sole discretion, deliver by electronic means any documents related to current or future participation in the Plan.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

11.  Non-competition and Non-solicitation.

11.1   In consideration of the Option, the Participant agrees and covenants not to, without the explicit written permission of the Company’s General Counsel:

(a)    work for, be employed or engaged by, or in any manner contribute his or her knowledge or services to, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, shareholder, volunteer, intern or in any other similar capacity, any entity engaged in the same or similar business as the Company and its Affiliates, for a period of twelve (12) months following the termination of the Participant’s Employment (howsoever caused);

(b)    directly or indirectly, solicit, hire, recruit, attempt to solicit, hire or recruit, or otherwise induce the termination of employment of any employee of the Company or its Affiliates, or assist any other person or entity to do any of the foregoing, for a period of twelve (12) months following the termination of the Participant’s Employment (howsoever caused); or

(c)     directly or indirectly, solicit, contact (including, but not limited to, by e-mail, regular mail, express mail, telephone, fax, or instant message), attempt to contact or meet with any of the then current customers of the Company or any of its Affiliates for purposes of offering, accepting or delivering any goods or services similar to or competitive with those currently offered by the Company or any of its Affiliates, or known by the Participant to be in development by the Company or any of its Affiliates, for a period of twelve (12) months following the termination of the Participant’s Employment (howsoever caused).

11.2   In the event of a breach of any of the covenants contained in Section 11.1:

(a)     any unvested portion of the Option will be forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this Agreement or the Plan; and

(b)    the Participant hereby consents and agrees that the Company will be entitled to a temporary restraining order and preliminary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security, and to an award of its reasonable attorney’s fees incurred in securing such relief.  The aforementioned equitable relief will be in addition to, and not in lieu of, any legal remedies, monetary damages or other available forms of relief.

11.3   Provisions of this Agreement will survive any termination of this Agreement or the expiration of the Option if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of the Participant under this Section 11 and the provisions of Section 12 below.

12.  Recovery of Compensation.  The Option, any shares issued or delivered hereunder and any gains realized or other amounts in respect of the Option will be subject to recoupment by the Company to the extent required to comply with applicable law or regulation or the rules of the stock exchange on which the Company’s Stock is traded.

13.  Notices.  Any notice required to be delivered to the Company under this Agreement will be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices.  Any notice required to be delivered to the Participant under this Agreement will be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company.  Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

14.  Governing Law.  This Agreement will be construed and interpreted in accordance with the laws of the State of Vermont without regard to conflict of law principles.

15.  Interpretation.  Any dispute regarding the interpretation of this Agreement will be submitted by the Participant or the Company to the Administrator for review.  The resolution of such dispute by the Administrator will be final and binding on the Participant and the Company.

16.  Successors and Assigns.  The Company may assign any of its rights under this Agreement.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors or administrators.

17.  Severability.  The invalidity or unenforceability of any provision of the Plan or this Agreement will not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement will be severable and enforceable to the extent permitted by law.

18.  Limitation on Rights; No Right to Future grants; Extraordinary Item.  By entering into this Agreement and accepting the Award, the Participant acknowledges that: (a) the Plan is discretionary and may be modified, suspended or terminated by the Company at any time as provided in the Plan; (b) the grant of this Award is a discretionary one-time benefit and does not create any contractual or other right to receive future grants of awards or benefits in lieu of awards; (c) all determinations with respect to any such future grants, including, but not limited to, the times when awards will be granted, the number of shares subject to each award, the award price, if any, and the time or times when each award will be settled, will be at the sole discretion of the Company;

(d) the Participant’s participation in the Plan is voluntary; (e) the value of this Award is an extraordinary item which is outside the scope of the Participant’s employment contract, if any; (f) this Award is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, welfare, insurance, pension or retirement benefits or similar payments; (g) the future value of the Option Shares subject to this Award is unknown and cannot be predicted with certainty; (h) neither the Plan, this Award nor the issuance of the Option Shares will (1) confer upon the Participant any right to continue in the employ of (or any other relationship with) the Company or any subsidiary of the Company, (2) if the Participant is an “at will” employee, alter in any way the Participant’s “at will” employment, or (3) limit in any respect the right of the Company or any subsidiary to terminate the Participant’s Employment or other relationship with the Company or any subsidiary, as the case may be, at any time, and (i) in the event that the Participant is not a direct employee of the Company, the grant of this Award will not be interpreted to form an employment relationship with the Company; and furthermore, the grant of this Award will not be interpreted to form an employment contract with the Participant’s employer, the Company or any subsidiary.  For the avoidance of doubt, language relating to termination for “Cause” or “not-for-Cause” pertains solely to the opportunity to realize Option Shares as provided in this Agreement, and does not require the Company to establish “Cause” for the termination of the Participant’s Employment.

19.  Amendment.  The Administrator has the right to amend, alter, suspend, discontinue or cancel the Option, prospectively or retroactively; provided, that, no such amendment will adversely affect the Participant’s material rights under this Agreement without the Participant’s consent.

20.  Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

21.  Acceptance.  The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement.  The Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

GREEN MOUNTAIN COFFEE ROASTERS, INC.

By:
Linda Longo-Kazanova Chief Human Resources Officer

Date:

[PARTICIPANT]

By:
Name:

Date: